Exhibit 23.2

CERTIFIED PUBLIC ACCOUNTANTS

333 TEXAS STREET, SUITE 1525
SHREVEPORT, LOUISIANA 71101
318-429-1525 PHONE · 318-429-2070 FAX

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 20, 2010 on the financial statements of Minden Bancorp, Inc. and Subsidiaries as of December 31, 2009 and 2008 and for each of the years in the two-year period ended December 31, 2009 included herein and the reference to our firm under the heading "Experts" in the prospectus of Minden Bancorp, Inc., which is a part of Amendment No. 1 to the Registration Statement on Form S-1 for Minden Bancorp, Inc. and a part of Amendment No. 1 to the Form AC for Minden Mutual Holding Company of and the Application H-(e)1-S for Minden Bancorp, Inc.

Heard, McElroy & Vestal, LLP
October 22, 2010
Shreveport, Louisiana

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